                                Exhibit No. 11.1

                         Statement of Computation of Net
                          Investment Income Per Limited
                                Partnership Unit

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                         STATEMENT OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT

                                               For the Three Months          For the Six Months
                                                   Ended June 30,               Ended June 30,
                                                   --------------               --------------
                                                  1998         1997            1998        1997
                                                  ----         ----            ----        ----
Net Investment Income                          $   55,065   $  195,129     $   84,256   $  378,164

Percentage Allocable to Limited Partners               99%          99%            99%          99%
                                               ----------   ----------     ----------   ----------

Net Investment Income Allocable
   to Limited Partners                         $   54,514  $   193,178     $   83,413   $  374,382
                                               ==========  ===========     ==========   ==========

Weighted Average Number of Limited
   Partnership Units Outstanding                1,201,564    1,299,176      1,201,564    1,299,176
                                               ==========   ==========     ==========   ==========
Net Investment Income Per Limited
   Partnership Unit                            $      .05   $      .15     $      .07   $      .29
                                               ==========   ==========     ==========   ==========